Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer VIROPHARMA INCORPORATED Phone (610) 321-6225
Will Roberts Senior Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports Second Quarter and Six-Month 2007

Financial Results

Exton, PA, August 1, 2007 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the second quarter and six-months ended June 30, 2007.

Highlights since March 31, 2007 include:

Clinical Pipeline:

•	Phase 3 study of Camvia™ (maribavir) initiated in liver transplant patients and trial opened to patient recruitment;

•

Enrollment completed in the 500 mg BID arms of Phase 2 study of HCV-796 when dosed in combination with pegylated interferon and ribavirin; four- and twelve-week treatment data expected during third and fourth quarters of 2007, respectively;

•	Additional HCV-796 Phase 1b data highlighting antiviral activity and tolerability presented at 2007 Digestive Disease Week (DDW); and

•	Fast track designation for HCV-796 granted by U.S. Food and Drug Administration (FDA).

Vancocin®:

•	Vancocin net sales grew to a record $56 million, a 28 percent increase as compared to the second quarter of 2006; and

•	Wholesaler inventory remained consistent with levels at the end of first quarter 2007.

Financial:

•	Operating income was $36 million, a 39 percent increase as compared to the second quarter of 2006;

•	Working capital increased to $542 million; and

•	Cash, cash equivalents and short-term investments grew to $517 million.

Net sales of Vancocin® were $56.1 million for the second quarter of 2007 and $105.1 million for the first six months of 2007, as compared to $43.8 million and $73.1 million in the respective 2006 periods.

Operating income in the second quarter and six-months ended June 30, 2007 was $35.9 million and $68.8 million, respectively, compared to $25.8 million and $39.3 million in the second quarter and six months of 2006, respectively. Operating income increased primarily due to increased net sales and increased gross product margin rates, offset primarily by increased development costs related to our CMV and HCV programs.

“The core goal of ViroPharma is to deliver to patients and physicians important new products for serious diseases, and the second quarter of 2007 was an exceptional period of progress toward that goal,” commented Michel de Rosen, ViroPharma’s chief executive

Exhibit 99.1

officer. “Regarding HCV-796, the most advanced hepatitis C polymerase inhibitor in development, we with our partners at Wyeth received fast track designation from the FDA, and completed enrollment in the 500mg arm of our Phase 2 study. We also made great progress with Camvia, our Phase 3 antiviral compound in development for prevention of cytomegalovirus disease. Enrollment continues into our first Phase 3 study in stem cell transplant patients; and we initiated a second Phase 3 study in liver transplant patients, recruitment for which was opened in July. The second quarter was one of strong operational performance as well, driven by a record $56 million in net sales of Vancocin.”

Net income in the second quarter and six-months ended June 30, 2007 was $31.6 million and $53.7 million, respectively, compared to a net income of $17.2 million and $25.4 million for the same periods in 2006. Net income per share for the quarter ended June 30, 2007 was $0.45 per share, basic and $0.39 per share, diluted, compared to a net income of $0.25 per share, basic, and diluted, for the same period in 2006. Net income per share for the six-months ended June 30, 2007 was $0.77 per share, basic, and $0.70 per share, diluted, compared to a net income of $0.37 per share, basic, and $0.36 per share, diluted, for the same period in 2006.

The primary drivers of the improved net income were the effects of higher operating income discussed above, increased interest income and a lower effective tax rate.

Operating Highlights

During the three and six months ended June 30, 2007, net sales of Vancocin increased 28.0 percent and 43.9 percent, respectively, compared to the same periods in 2006 primarily due to an increase in the number of units sold to wholesalers and the impact of a price increase during 2007. Based upon data reported by IMS Health Incorporated, prescriptions during the three and six months ended June 30, 2007 exceeded prescriptions in the 2006 periods by 6 percent and 9 percent, respectively.

The gross product margin rate (net product sales less cost of sales as a percent of net product sales) for Vancocin increased to over 90 percent in the 2007 periods from approximately 85 percent in the 2006 periods. The increase is the result of the price increases and lower cost of sales per unit. The lower cost per unit primarily results from the sale of units during the first half of 2007, which were manufactured by OSG Norwich and carried a lower inventory cost than the units sold during the first half of 2006 that were manufactured by Eli Lilly & Co.

The total remaining costs and expenses associated with operating income were $17.6 million and $11.7 million, for the second quarter of 2007 and 2006, respectively, and $31.5 million and $22.0 million, for the six months of 2007 and 2006, respectively. These increases are primarily due to research and development costs.

The Company’s effective income tax rate was 22.7 percent and 38.1 percent for the quarters ended June 30, 2007 and 2006, respectively, and 30.6 percent and 38.7 percent for the six months ended June 30, 2007 and 2006, respectively. Income tax expense includes federal and state income tax at statutory rates and the effects of various permanent differences. The decrease in the 2007 rate as compared to 2006 is primarily due to our current estimate of the impact of orphan drug designation for Camvia. The Company currently anticipates an effective tax rate of approximately 30 percent for the year ended December 31, 2007, which includes an estimate related to orphan drug designation based upon estimates of qualified expenses. The Company continues to evaluate our qualified expenses and, to the extent that actual qualified expenses vary significantly from our estimates, our effective tax rate will be impacted.

Exhibit 99.1

Regarding additional payments due to Lilly in connection with the Vancocin acquisition, net sales as of June 30, 2007 exceeded the maximum milestone threshold of $65.0 million. As a result, the Company recorded additional purchase price of $6.0 million to intangible assets in June 2007 and established a corresponding liability to be paid in the third quarter of 2007. No purchase price consideration will be due to Lilly relating to net sales occurring in the remainder of 2007.

Working Capital Highlights

As of June 30, 2007, ViroPharma’s working capital was approximately $542.1 million, which represents a $275.7 million increase from December 31, 2006, $34.4 million of which occurred in the second quarter of 2007. The six month increase is primarily the result of the senior convertible notes issued on March 26, 2007 and cash flows provided by sales of Vancocin, partially offset by the purchase of the Company’s corporate headquarters building.

Looking ahead in 2007

ViroPharma is updating previously announced guidance for the year 2007 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2007, ViroPharma expects the following

•	Net product sales are expected to be between $200 to $208 million;

•	Gross margin rate for Vancocin is expected to exceed 90 percent;

•	Research and development (R&D) and marketing, general and administrative (MG&A) expenses, excluding the impact of SFAS 123R, are expected to be between $64 to $72 million.

•

The SFAS 123R impact to the above expenses will be in the range of $7.5 to $8.5 million. Including the impact of SFAS 123R, the research and development (R&D) and marketing, general and administrative (MG&A) expenses are expected to be between $71.5 and $80.5 million.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company's projected research and development and marketing, general and administrative expenses has been presented including and excluding the effect of stock option expense resulting from the application of SFAS 123R. The Company believes that presenting its research and development (R&D) expense and marketing, general and administrative (MG&A) expense in this release both with and without the impact of share-based compensation will allow investors to better understand the Company's financial results and how such results compare with the Company's prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on August 1, 2007 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (877) 366-0713 (domestic) and (302) 607-2000 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Exhibit 99.1

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until August 15, 2007.

Exhibit 99.1

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/Vancocin_pi_2007.htm). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C virus (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s financial guidance for 2007, clinical development timelines and the Company’s anticipated continued strong growth in net Vancocin sales and additional improvements in product margins over those of the full year of 2006. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

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the development and approval of competitive generic versions of oral Vancocin, approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	actions by the FDA, the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacteria to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	the timing and results of anticipated events in the Company’s CMV and HCV programs; and

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the timing and nature of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

These factors, and other factors, including, but not limited to those described in ViroPharma's 2006 annual report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

Exhibit 99.1

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Statements of Operations:	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)
	2007	2006	2007	2006
Revenue:
Net product sales	$56,101	$43,825	$105,130	$73,058
Milestone, license fee and other revenue	—	141	—	282

Revenue	56,101	43,966	105,130	73,340

Costs and Expenses:
Cost of sales	2,641	6,424	4,871	12,098
Research and development	7,293	3,645	12,822	7,305
Marketing, general and administrative	8,341	6,344	15,314	11,664
Intangible amortization and acquisition of technology rights	1,942	1,711	3,318	2,986

Total costs and expenses	20,217	18,124	36,325	34,053

Operating income	35,884	25,842	68,805	39,287

Net (loss) on bond redemption	—	—	—	(1,127)
Interest income	6,488	1,935	10,068	4,157
Interest expense	(1,434)	—	(1,526)	(865)

Income before income tax expense	40,938	27,777	77,347	41,452
Income tax expense	9,302	10,574	23,653	16,061

Net income	$31,636	$17,203	$53,694	$25,391

Basic net income per share	$0.45	$0.25	$0.77	$0.37

Diluted net income per share	$0.39	$0.25	$0.70	$0.36

Shares used in computing net income per share amounts
Basic	69,801	68,579	69,793	68,572

Diluted	83,994	69,776	77,845	70,092

Consolidated Balance Sheets: (in thousands)	June 30, 2007	December 31, 2006

Cash, cash equivalents and short-term investments	$516,815	$255,409
Working capital	542,094	266,443
Total assets	719,103	429,694
Total liabilities	273,238	17,795
Total stockholders' equity	445,865	411,899

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